Exhibit 99.1

Waccamaw Bankshares, Inc. Announces 2006 Earnings of $3,652,000

          WHITEVILLE, N.C., Jan. 26 /PRNewswire-FirstCall/ -- Waccamaw Bankshares (Nasdaq: WBNK), the parent company of Waccamaw Bank, announced unaudited net income for the year ending December 31, 2006 of $3,652,016. Earnings per share during the most recent twelve month period was $.78 compared to earnings per share of $.67 for the prior year. During the year, the bank opened an Operations Center in Whiteville, completed its acquisition of the Bank of Heath Springs, South Carolina, and opened financial centers in Conway, South Carolina, and Southport, North Carolina.

          Waccamaw Bankshares reported total assets on December 31, 2006 of $399,581,293 reflecting a 23.79% increase over the prior year figures. Total loans increased by 21.2% during the year to $312,253,100 while total deposits increased 20.8% to $327,351,767.

          Net income for the three month period ending December 31, 2006 was $990,704, an increase of 9.2% over the same period in 2005.  During the year, Waccamaw issued 210,707 shares of additional common stock in order to increase capital to support growth and continued expansion.  As a result of the increased number of shares, earnings per share (EPS) was reported at $.20 for the fourth quarter of 2006 and $.20 per share for the same period last year.

          Jim Graham, President and CEO of Waccamaw Bankshares, said, “We are extremely pleased to report the progress made during 2006, as Waccamaw continued to strengthen and expand at a rapid rate.  As we report yet another record profit, Waccamaw’s earnings increased over 20% while absorbing the expenses relating to our expansion. Waccamaw has opened or acquired five banking offices in the last twenty four months expanding our franchise into three counties representing new markets for the bank as well as entering South Carolina with two significant offices.  Our focus remains on serving our markets in North and South Carolina with high quality banking services as we continue to build additional capabilities to serve our communities. We are proud that we delivered a strong financial performance while continuing our expansion. Our staff performed exceptionally well during this period of expansion and we are extremely appreciative of their efforts. The teamwork displayed by these individuals is in deed exceptional and earnings at this level could not have been achieved without their dedicated efforts.”

          Alan W. Thompson, Chairman of Waccamaw Bankshares, Inc., stated, “Our community banking company continues to expand its franchise in areas of rapid economic growth and deliver strong financial returns for our shareholders. We continue to be focused on expanding into other suitable markets while providing financial returns to our shareholders that compare very favorably with peer institutions. Our company now serves four counties in Southeastern North Carolina and two counties in South Carolina which provides a unique community banking footprint.  Only one other community banking company shares these markets and that company recently announced that it is being sold to a larger institution.”

          Waccamaw Bank, the primary subsidiary of Waccamaw Bankshares, is a state charted bank operating eleven offices in Whiteville, Wilmington, Shallotte, Holden Beach, Chadbourn, Tabor City, Southport (2) and Elizabethtown, North Carolina. Offices in South Carolina include Conway and Heath Springs.  There are presently two offices under construction at Sunset Beach, North Carolina and Little River, South Carolina. In addition to primary banking operations, other related services are provided by Waccamaw Financial Services, an insurance and investment subsidiary.  Common stock of Waccamaw Bankshares is listed on the NASDAQ small capital market and trades under the symbol WBNK. Additional corporate information, product descriptions, and online services can be located on the Bank’s website at http://www.waccamawbank.com.

          Information in the press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition.  Additional factors that could cause actual results to differ materially are discussed in Waccamaw Bankshares, Inc.’s recent filings wit the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K and its other periodic reports.

SOURCE  Waccamaw Bankshares, Inc.
          -0-                                                  01/26/2007
          /CONTACT:  Jim Graham, President, CEO of Waccamaw Bankshares, Inc., +1-910-641-0044/
          /Web site:  http://www.waccamawbank.com/
          (WBNK)